Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES January operational results

and positive reconciliation of ore tonnage and grade in the East pit

VANCOUVER, BRITISH COLUMBIA – February 21, 2018 - Golden Queen Mining Co. Ltd. (TSX:GQM | OTCQX:GQMNF) (“Golden Queen” or “the Company”) today announces its operating results for January 2018, including total gold production of 2,026 ounces and revenue of US$3.18m from its Soledad Mountain gold-silver mine (the “Mine”) located south of Mojave, California. All amounts herein are in US dollars and reflect 100% of the operating results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Mine, unless otherwise stated.

Golden Queen accelerated the East Pit development to access higher-grade ore tons to compensate for the shortfall in the ore supplied and the lower than expected gold ore grades from the North-West and Main (Phase 1) Pits. Since November 2017, six benches have been mined out in the East Pit and the Company is pleased to report the following positive reconciliation between Ore Control (production) and Reserves:

Ore Control v. Reserves

	Ore tons	Au oz/ton	Au oz	Ag oz/ton	Ag oz
Bench 3800
Reserves	57,517	0.016	941	0.318	18,309
Ore Control	114,237	0.012	1,372	0.319	36,437
Variance OC-Reserves Reserves	99%	-27%	46%	0%	99%

Bench 3780
Reserves	81,333	0.015	1,225	0.287	23,353
Ore Control	160,373	0.016	2,638	0.329	52,748
Variance OC-Reserves Reserves	97%	9%	115%	15%	126%

Bench 3760
Reserves	126,065	0.015	1,887	0.279	35,121
Ore Control	171,551	0.018	3,071	0.227	38,977
Variance OC-Reserves Reserves	36%	20%	63%	-18%	11%

Bench 3740
Reserves	167,306	0.014	2,413	0.249	41,614
Ore Control	199,890	0.018	3,664	0.295	58,963
Variance OC-Reserves Reserves	19%	27%	52%	19%	42%

Bench 3720
Reserves	203,053	0.015	3,141	0.252	51,200
Ore Control	254,828	0.018	4,644	0.288	73,423
Variance OC-Reserves Reserves	25%	18%	48%	14%	43%

Bench 3700
Reserves	243,830	0.016	3,972	0.274	66,787
Ore Control	262,818	0.024	6,290	0.379	99,647
Variance OC-Reserves Reserves	8%	47%	58%	38%	49%

Cumulative
Reserves	879,104	0.015	13,579	0.310	236,384
Ore Control	1,163,697	0.019	21,678	0.269	360,195
Variance OC-Reserves Reserves	32%	21%	60%	15%	52%

To date, the tonnage produced in the East Pit has consistently been better than expected due to the presence of ore blocks in the Patience vein structure area that had been classified as possible or simply un-modeled. In addition, the gold grade was 21% higher than estimated for a total of 1.6 times the expected gold ounces that had been predicted. The silver grade was 15% higher than estimated for a total of 1.5 times the predicted number of silver ounces.

The Company’s drill program comprising up to 20 holes and approximately 20,000 feet of reverse circulation drilling at a projected cost of US$1.0m commenced on January 28th, 2018. To date, five holes have been completed with the assays pending. The Company looks forward to releasing assay results in the near future. This drilling is designed to increase confidence in the currently modelled ore grades and tonnage associated with the Golden Queen vein structure, to improve the Company’s understanding of the Patience vein structure with the objective of adding additional ounces to the reserves with immediate impact to the mine plan, and to investigate the Silver Queen vein structure in the South-East section where historical underground development appears on historic maps but has not been evidenced in historic extraction reports.

About Golden Queen Mining Co. Ltd.:

Golden Queen is a gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California. The mine also produces aggregate rock.

Technical Information:

The scientific and technical content of this news release was reviewed, verified, and approved by Tim Mazanek, SME; a qualified person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: This news release contains forward-looking information and statements within the meaning of applicable Canadian and United States securities laws (herein referred to as "forward-looking statements") that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. All information and statements in this news release that are not statements of historical fact may be forward-looking statements, including references to the mining operation and future production results, grade and quantities or ore, planned drilling programs and the impact of such programs on mineral resources and reserves and mine plans, planned exploration and development activities, operating costs, and plant capacity. Such statements or information are only intentions and expectations of management and reflect the current beliefs of management and are based on information currently available to management. In addition, results of operations can vary significantly and past results may not necessarily be consistent with future results. Actual results and events may differ materially from those contemplated by these forward-looking statements due to these statements being subject to a number of risks and uncertainties. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature forward-looking statements involve assumptions and known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions and other forward-looking statements will not occur. A number of factors could cause actual results to differ materially from the those expressed or implied by the forward-looking statements, including, but not limited to, unexpected regulatory issues, and changes in the general economic and business conditions pertaining to Golden Queen’s operations. Should any risks or uncertainties that face Golden Queen and its subsidiaries materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this news release. Readers are cautioned that the foregoing list of risks is not exhaustive. Additional information on these and other factors that could affect the operations or financial results of Golden Queen and its subsidiaries are included in, Golden Queen’s short form prospectus, and Golden Queen's annual report on Form 10-K, annual financial statements and Management’s Discussion and Analysis for the year ended December 31, 2016, and subsequent quarterly periods, each of which has been filed under the Company’s profile on SEDAR (www.sedar.com) or with the SEC (www.sec.gov). Any forward-looking statement herein contained is made as of the date of this news release and Golden Queen does not assume any obligation to update or revise them to reflect new information, events or circumstances, except as required by law.